Exhibit 10.11

AMENDMENT NO. 4
TO
2004 EMPLOYEE STOCK PURCHASE PLAN
OF NUVASIVE, INC.

WHEREAS, effective as of January 25, 2014 the Board of Directors of NuVasive, Inc. agreed to amend the 2004 Employee Stock Purchase Plan, as previously amended (the “2004 ESPP”), pursuant to Section 26 of the 2004 ESPP.

NOW THEREFORE, the 2004 ESPP shall be amended as of January 25, 2014 as follows:

1.	The last sentence of Section 22 of the 2004 ESPP is amended in its entirety to read as follows:

“This Plan shall continue until the earlier to occur of (a) termination of this Plan by the Board (which termination may be effected by the Board at any time), (b) issuance of all of the shares of Common Stock reserved for issuance under this Plan, or (c) December 31, 2018.”

2.	Except as amended by this Amendment No. 4, the 2004 ESPP shall remain unchanged and in full force and effect.

3.	Except as otherwise provided in this Amendment No. 4, terms used herein shall have the meanings ascribed to such terms in the 2004 ESPP.